Exhibit 2.1

State of Delaware Secretary of State Division of Corporation Delivered 02:19 PM 01 04 2024 FILED: 02:19 PM 01 04 2024 SR 20240034301 – File Number 3628477	Wyoming Secretary of State FILED: 04/04/2024 09:59 AM Original ID: 2010-000590508 Amendment ID: 2024-004703916

AGREEMENT AND PLAN OF MERGER

OF

MIKE THE PIKE PRODUCTIONS, INC.

(A Wyoming Corporation)

and

AROWANA MEDIA HOLDINGS, INC.

(A Delaware Corporation)

AGREEMENT AND PLAN OF MERGER dated as of January 4, 2024, by and between Mike The Pike Productions, Inc., a Wyoming corporation (“MIKP”), and AROWANA MEDIA HOLDINGS, INC., a Delaware corporation (“Surviving Corporation”).

W I T N E S S E T H

MIKP is a corporation duly organized and existing under the laws of the State of Wyoming.

The Surviving Corporation is a corporation duly organized and existing under the laws of the State of Delaware.

The authorized number of shares of MIKP is Five Billion (5,000,000,000) shares of Common Stock, $0.0001 par value per share.

The authorized number of shares of Surviving Corporation is Five Hundred and Five Million (505,000,000) shares of which Five Hundred Million (500,000,000) shares are Common Stock, $0001 par value per share and Five (5,000,000) Million shares are Preferred Shares, $0001 par value per share.

The Board of Directors of MIKP and the Surviving Corporation deem it advisable for the mutual benefit of MIKP, the Surviving Corporation, and their respective shareholders, that MIKP be merged with and into the Surviving Corporation and have approved this Agreement and Plan of Merger (the “Agreement”).

NOW, THEREFORE, in consideration of the premises and of the mutual covenants, agreements and provisions hereinafter contained, the parties hereto agree that, in accordance with the applicable laws of the State of Wyoming and Delaware, MIKP shall be, at the Effective Date of the Merger (as hereinafter defined), merged with and into the Surviving Corporation, which shall be the surviving corporation, and that the terms and conditions of such merger and the mode of carrying it into effect shall be as follows:

ARTICLE I

Merger

1.1         On the Effective Date of the Merger, MIKP shall be merged with and into Surviving Corporation. The separate existence of MIKP shall cease and the Surviving Corporation shall continue in existence and, without other transfer, succeed to and possess all the properties, rights, privileges, immunities, powers, purposes and franchises, of a public, as well as of a private nature, and shall be subject to all of the obligations, liabilities, restrictions, disabilities and duties of MIKP and Surviving Corporation, all without further act or deed, as provided in Section 259 of the Delaware General Corporation Law.

1.2         All rights of creditors and all liens upon the property of either MIKP or Surviving Corporation shall be preserved unimpaired by the Merger, and all debts, liabilities, obligations and duties, including, but not limited to, the obligations of MIKP pursuant to any existing guarantees, leases, stock options or other contracts or agreements, of either MIKP of the Surviving Corporation shall, on the Effective Date of the Merger, become the responsibility and liability of Surviving Corporation and may be enforced against it to the same extent as if said debts, liabilities, obligations and duties had been incurred or contracted by it. All corporate acts, plans (including but not limited to stock option plans), policies, arrangements, approvals and authorizations of MIKP, its shareholders, board of directors, officers and agents, which were valid and effective immediately prior to the Effective Date of the Merger, shall be taken for all purposes as the acts, plans, policies, arrangements, approvals and authorizations of the Surviving Corporation and shall be as effective and binding thereon as the same were with respect to MIKP.

1.3         Prior to the Effective Date of the Merger, MIKP and Surviving Corporation shall take all such action as shall be necessary or appropriate in order to effectuate the Merger. In case at any time after the Effective Date of the Merger Surviving Corporation shall determine that any further conveyance, assignment of other documents or any further actions necessary to desirable to vest in or confirm to Surviving Corporation full title to all the properties, assets, rights, privileges and franchises of MIKP, the officers and directors of MIKP, at the expense of Surviving Corporation, shall execute and deliver all such instruments and take all such action as Surviving Corporation may determine to be necessary or desirable in order to vest in and confirm to Surviving Corporation title to and possession of all such properties, assets, rights, privileges and franchises, and otherwise to carry out the purposes of this Agreement.

ARTICLE II

Terms and Conditions of the Merger

The terms and conditions of the Merger, including the manner and basis of converting the shares of capital stock of MIKP into shares of capital stock of Surviving Corporation shall be as follows:

2.1         Certificate of Incorporation. From and after the Effective Date of the Merger and until thereafter amended as provided by law, the Certificate of Incorporation of Surviving Corporation in effect on the of the merger hereof, as set forth in Exhibit B shall be the Certificate of Incorporation of Surviving Corporation.

2.2         By-Laws. The By-laws of the Surviving Corporation in effect on the Effective Date of the Merger shall continue in force and be the By-laws of the Surviving Corporation until altered, amended or repealed.

2.3         Directors and Officers. The directors and officers of MIKP in office on the Effective Date of the Merger shall continue in office as, and be and constitute, the directors and officers of Surviving Corporation, each to hold office as provided by the By-laws until his successor shall have been elected and shall have qualified or until his earlier death, resignation or removal.

2.4         Conversion of Outstanding Shares, Rights and Options. The manner and basis of converting the shares, rights and options to purchase shares of MIKP into shares, rights and options to purchase shares of the Surviving Corporation, and the cancellation and retirement of shares of Surviving Corporation, shall be as follows:

2.4.1          Each Fifty (50) shares of Common Stock, par value $0.001 per share, of MIKP issued and outstanding, or held in the treasury of MIKP, on the Effective Date of the Merger shall forthwith and without the surrender of stock certificates or any other action, be converted into one (1) fully paid and non-assessable shares of Common Stock, par value $.0001 per share, of Surviving Corporation, issued and outstanding or held in the treasury of Surviving Corporation, as the case may be. All fractional shares shall be rounded up to the next whole number.

2.4.2         Each Fifty (50 shares of Series A Preferred Stock, par value $0.001 per share, of MIKP issued and outstanding, or held in the treasury of MIKP, on the Effective Date of the Merger shall forthwith and without the surrender of stock certificates or any other action, be converted into one (1) fully paid and non-assessable shares of Series A Preferred Stock, par value $.0001 per share, of Surviving Corporation, issued and outstanding or held in the treasury of Surviving Corporation, as the case may be. All fractional shares shall be rounded up to the next whole number.

2.4.3         Each option or right to purchase shares of Common Stock, par value $0.001 per share, of MIKP which has been granted pursuant to any stock plan or financing of any nature of MIKP or otherwise, on the Effective Date of the Merger shall forthwith and without any action by the holder of such option or right, be converted into an option to purchase0.02 shares of Common Stock, par value $.0001 per share, of Surviving Corporation on the same terms and with the same exercise price as such options contained immediately prior to the Effective Date of the Merger.

2.5         Dividends. The holders of shares of Common Stock of MIKP shall be entitled to receive from Surviving Corporation (i) those dividends, if any, which were declared by the Board of Directors of MIKP prior to, but not yet paid, as of the Effective Date of the Merger and (ii) those dividends which may be declared by the Board of Directors of Surviving Corporation subsequent to the Effective Date of the Merger pursuant to the Certificate of Incorporation of Surviving Corporation, and no holder of shares of Common Stock of MIKP shall be entitled to any other dividends which might otherwise accrue on or prior to the Effective Date of the Merger.

ARTICLE III

Procedures Regarding Stock Certificates

From and after the Effective Date, each outstanding stock certificate theretofore representing fifty shares of Common Stock of MIKP shall represent one share of Common Stock of the Surviving Corporation. Each holder of a certificate or certificates theretofore representing shares of Common Stock of MIKP may, but shall not be required to, surrender the same to Surviving Corporation for cancellation and exchange or transfer, and such holder or his transferee shall be entitle to receive certificates representing 1/50th of a share of the Common Stock of Surviving Corporation for each share of Common Stock of MIKP represented by the certificates surrendered. Until so surrendered for cancellation and exchange or transfer each outstanding certificate which, prior to the Effective Time, representing shares of Common Stock of MIKP, shall be deemed and treated for all purposes to represent the ownership of 1/50th of a share of the Common Stock of Surviving Corporation as though such surrender had taken place.

ARTICLE IV

Effective Date

This Agreement shall be submitted to the stockholder of Surviving Corporation and the shareholders of MIKP as required by law as soon as is practicable. If this Agreement is duly authorized and adopted by the requisite votes of the holder of Common Stock of Surviving Corporation and holders of Common Stock of MIKP and this Agreement is not terminated pursuant to the provisions of Article V hereof, then a certificate of merger shall be filed in accordance with the laws of the State of Delaware and a certificate of merger shall be filed in accordance with the laws of the State of Wyoming. The Merger shall become effective upon the filing of the certificates of merger with the Secretaries of State of the States of Wyoming and Delaware (the “Effective Date of the Merger”) and the appropriate approvals by the Financial Industry Regulatory Authority.

ARTICLE V

Approval of Shareholders – Termination

5.1         This Agreement shall be submitted to the shareholders of MIKP and the stockholders of Surviving Corporation as provided by law, and it shall take effect and be deemed and be taken to be the Agreement and Plan of Merger of MIKP and Surviving Corporation upon the approval or adoption thereof by the shareholders of MIKP and the stockholder of Surviving Corporation, in accordance with the requirements of the laws of the State of Wyoming and the State of Delaware, and upon the execution, filing and recording of such documents and the doing of such other acts and things as shall be required for accomplishing the merger under the provisions of the applicable statutes of the State of Wyoming and the State of Delaware and the approval of FINRA.

5.2         At any time prior to the filing of the certificates of merger with the Secretary of State of the States of Delaware and Wyoming, this Agreement may be terminated by the board of directors of either MIKP or Surviving Corporation, notwithstanding the approval of this Agreement by either or both of the shareholders of MIKP and the stockholders of Surviving Corporation, if for any reason the board of directors of MIKP or Surviving Corporation determines that it is inadvisable to proceed with the Merger, including, without limitation, giving consideration to the number of shares for which appraisal rights have been exercised and the cost to MIKP thereof.

5.3         In the event of the termination and abandonment of this Agreement pursuant to the provisions of Section 5.2, this Agreement shall become null and void and have no effect, without any liability on the part of either MIKP or Surviving Corporation or any of their respective shareholders, stockholders, director or officers.

ARTICLE VI

Certain Agreements of Surviving Corporation

6.1.         Surviving Corporation, as the surviving corporation, hereby agrees that it may be served with process in the State of Wyoming in any proceeding for the enforcement of any liability or obligation of MIKP or of the rights of dissenting shareholder of MIKP.

6.2         Surviving Corporation, as the surviving corporation, hereby irrevocably appoints the Secretary of the State of Wyoming as its agent to accept service of process in any action or proceeding described in Section 6.1.

6.3         Surviving Corporation, as the surviving corporation, hereby agrees that it will promptly pay to dissenting shareholders, if any, of MIKP the amount, if any, to which such dissenting shareholders shall be entitled pursuant to the laws of the State of Wyoming.

ARTICL VII

Miscellaneous

7.1         This Agreement may be executed in any number of counterparts, each of which shall be an original, but such counterparts shall together constitute but one and the same instrument.

7.2         The headings of the several articles herein have been inserted for convenience of reference only and are not intended to be a part or to affect the meaning or interpretation of this Agreement.

IN WITNESS WHEREOF, each of MIKP and Surviving Corporation, pursuant to authority duly given by resolutions adopted by its Board of Directors has caused these presents to be executed in the name by its President or a Vice-President and its corporate seal to be affixed and attested by its Secretary and Treasurer.

(Corporate Seal)	MIKE THE PIKE PRODUCTIONS, INC
(Wyoming)

By: /s/Mark Newbauer, Secretary	By: /s/Mark Newbauer, President

By: /s/Mark Newbauer, Treasurer

(Corporate Seal)	AROWANA MEDIA HOLDINGS, INC.
(Delaware)
Attest
By: /s/Mark Newbauer, Secretary	By: /s/Mark Newbauer, President

By: /s/Mark Newbauer, Treasurer

CERTIFICATE OF THE ASSISTANT

SECRETARY OF

AROWANA MEDIA HOLDINGS, INC.

The undersigned, being the duly elected and acting assistant secretary of Arowana Media Holdings, Inc., a Delaware corporation, hereby certifies that the foregoing Agreement and Plan of Merger has been duly approved by the sole shareholder of Arowana Media Holdings, Inc., and by its sole director.

IN WITNESS WHEREOF, I have set my hand this 16th day of January, 2024.

Frank J. Hariton,

Assistant Secretary